Exhibit 8.1

March 27, 2007

Omega Healthcare Investors, Inc.
9690 Deereco Road, Suite 100
Timonium, Maryland 21093

Re:  Offering of Common Stock
        Certain Federal Income Tax Matters

Ladies and Gentlemen:

You have requested our opinion concerning certain federal income tax considerations in connection with the registration by Omega Healthcare Investors, Inc., a Maryland corporation (the “Company”), of up to 7,130,000 shares of common stock, par value $.10 per share (the “Shares”), as more fully described in the Registration Statement on Form S-11 (the “Registration Statement,” which includes the Prospectus) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). Capitalized terms used in this opinion letter and not otherwise defined herein shall have the meanings assigned to such terms in the Prospectus.

The opinion set forth in this opinion letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury Regulations promulgated thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinions expressed herein.

In rendering our opinions, we examined such records, certificates, documents and other materials as we considered necessary or appropriate as a basis for such opinions, including the following:

(i)	the Registration Statement (including the exhibits thereto and all amendments made through the date hereof);

(ii)	the organizational documents of the Company, as amended, restated and supplemented;

(iii)
the Company’s Annual Report on Form 10-K for the fiscal years ended December 31, 2001, December 31, 2002, December 31, 2003, December 31, 2004, December 31, 2005, and December 31, 2006, and the Amended and Restated Form 10-K for each of the three years in the period ended December 31, 2005;

(iv)
records required by the Internal Revenue Code and Treasury Regulations relating to shareholder ownership and fair value of assets prepared by the Company for the fiscal year ended December 31, 2006; and

(v)	such other documents and information provided to us as we deemed relevant to our opinion.

Omega Healthcare Investors, Inc.
March 27, 2007

In addition, we have been provided with a certificate (the “Officer’s Certificate”) executed by a duly appointed officer of the Company, setting forth certain representations relating to the formation and operation of the Company and its subsidiaries, including qualified REIT subsidiaries (the “Subsidiaries”) and entities treated as partnerships for federal income tax purposes in which the Company has an interest (the “Property Partnerships”). Additionally, with respect to the ownership of stock of the Company for certain periods prior to March 8, 2004, we also have relied on a letter from Explorer Holdings, L.P., regarding the ownership of stock of the Company by Explorer Holdings, L.P. Explorer Holdings Level II, L.P., and Hampstead Investment Partners III, L.P. (the “Representation Letter”).

For purposes of our opinion, we have not made an independent investigation of the facts set forth in such documents, the Officer’s Certificate, the organizational documents of the Subsidiaries, the operating or partnership agreements of the Property Partnerships, or the Prospectus. We have consequently assumed, with your permission, that the information presented in such documents, or otherwise furnished to us, accurately and completely describes all material facts relevant to our opinions. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts, documents, or assumption in a material way.

We have also assumed for the purposes of this opinion letter that the Company is validly organized and duly incorporated under the laws of the State of Maryland, that each of the Subsidiaries is validly organized and duly incorporated under the laws of its state or jurisdiction of organization, and that each of the Property Partnerships is duly organized and a validly existing partnership or limited liability company under the laws of its state or jurisdiction of organization. Finally, in connection with the opinions rendered below, we have assumed that:

(i) During its taxable year ending December 31, 1992 and in each subsequent taxable year to present, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in the Officer’s Certificate true for such years;

(ii) Explorer Holdings, L.P. Explorer Holdings Level II, L.P., and Hampstead Investment Partners III, L.P. are partnerships for purposes of Section 544(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”); and

(iii) Yale University and The Board of Trustees of Leland Stanford Junior University are organizations described in Section 170(b)(1)(A)(ii) of the Code.

Based on the foregoing, we are of the opinion that:

1.
In the event that the Company fails one or more of the gross income tests set forth in Section 856(c) of the Code during one or more of its taxable years ending December 31, 2001 through December 31, 2006, as a result of its ownership of Advocat convertible preferred stock and Advocat being considered to be a related party within the meaning of Section 856(d)(2) of the Code, the Company nevertheless will be considered to have satisfied such gross income requirements in each such instance because each such failure will be considered to have been due to reasonable cause within the meaning of Section 856(c)(6) and not due to willful neglect.

Omega Healthcare Investors, Inc.
March 27, 2007

2.
From and including the Company’s taxable year December 31, 1992, the Company was and is organized in conformity with the requirements for, its actual method of operation through the date hereof has permitted, and its proposed methods of operations as described in the Registration Statement will permit the Company to meet the requirements for, qualification and taxation as a real estate investment trust (“REIT”) under the Code, and the Company will continue to meet such requirements after consummation of the contemplated transactions and the application of the proceeds, if any, from the public offering of Common Stock by the Company as described in the Registration Statement.

3.
The discussion in the Prospectus in the section entitled “Certain Federal Income Tax Consequences” fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Shares.

The Company’s qualification and taxation as a REIT depends upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Internal Revenue Code and described in the Prospectus with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders and the diversity of its stock ownership. We will not review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company, the Subsidiaries and the Property Partnerships, the sources of their income, the nature of their assets, the level of the Company’s distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Internal Revenue Code for qualification and taxation as a REIT.

Other than as expressly stated above, we express no opinion on any issue relating to the Company, one or more of the Subsidiaries or the Property Partnerships or to any investment therein. Furthermore, we assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update this opinion letter after the date hereof.

This opinion letter is intended solely for the Company’s use in connection with the registration of the Shares pursuant to the Registration Statement and may not be relied upon for any other purpose or by any other person. This opinion letter may not be quoted in whole or in part or otherwise referred to or furnished to any other person except in response to a valid subpoena. This opinion letter is limited to the matters expressly stated herein, and no opinions are implied or may be inferred beyond the matters expressly stated herein. This opinion letter is rendered as of the date hereof, and we assume no obligation to update or supplement such opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and the use of our name as the same appears under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or by the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Powell Goldstein LLP

POWELL GOLDSTEIN LLP